Exhibit 23.3

LAW OFFICES HULSEY, OLIVER & MAHAR, LLP 200 E. F. BUTLER PARKWAY POST OFFICE BOX 1457
JULIUS M. HULSEY SAMUEL L. OLIVER JAMES P. MAHAR, JR. R. DAVID SYFAN JOSEPH D. COOLEY, III THOMAS L. FITZGERALD	GAINESVILLE, GEORGIA 30503 TELEPHONE (770) 532-6312 FAX (770) 531-9230 OR (770) 532-6822	THOMAS D. CALKINS ABBOTT S. HAYES, JR. PAUL B. SMART JASON A. DEAN JASON E. VOYLES
JANE A. RANGE Of Counsel	July 2, 2004	E. D. KENYON (1890-1981)

GB&T Bancshares, Inc.
P.O. Box 2760
Gainesville, Georgia 30503

RE:
Proposed Merger of Southern Heritage Bancorp, Inc. with and into GB&T Bancshares, Inc. and SEC Form S-4 (SEC File Number 333-114750)

Dear Sirs:

        In connection with the above matter, we have issued two separate opinions to Southern Heritage Bancorp, Inc. ("Southern Heritage") of even date herewith in our capacity as counsel to GB&T Bancshares, Inc. ("GB&T"), in connection with that certain Agreement and Plan of Merger by and between GB&T and Southern Heritage. Please Consider this letter as our formal consent for the inclusion of both opinions as exhibits 5 and 8 to Amendment No. 2 of the Registration Statement on Form S-4 filed by GB&T in connection with the merger and for the discussion of the tax opinion and the use of the name of our firm within the body of the Registration Statement.

                      Very truly yours,

                      /s/  SAMUEL L. OLIVER

                      Samuel L. Oliver